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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Suntron Corporation:

                  We consent to incorporation by reference in this registration statement on Form S-8 of Suntron Corporation of our report dated February 28, 2002, except as to note 12, which is as of March 11, 2002, with respect to the consolidated balance sheets of Suntron Corporation (formerly doing business as EFTC Corporation) as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Suntron Corporation.

                  We also consent to incorporation by reference in this registration statement on Form S-8 of Suntron Corporation of our report dated April 11, 2002, except as to note 4, which is as of April 15, 2002 and note 11, which is as of May 7, 2002 with respect to the consolidated balance sheet of K*TEC Operating Company, L.L.C. (formerly known as Thayer Blum Funding II, L.L.C.) as of December 31, 2001, and the related consolidated statements of operations, member's equity, and cash flows for the year then ended , which report appears in the May 14, 2001, Form 8-K/A of Suntron Corporation.


/s/ KPMG LLP

May 21, 2002